EXHIBIT 10.17

PEGASUS SOLUTIONS, INC.

2005 DIRECTOR COMPENSATION SUMMARY

     During 2005, Pegasus Solutions, Inc.’s (“Pegasus”) standard arrangements for Director compensation include a payment of $15,000, payable in quarterly installments, for a non-employee Chairman of the Board. All other non-employee Directors will receive $10,000, payable quarterly. Additionally, during 2005, each non-employee Director will receive $2,500 for each Board of Directors meeting attended in person and $1,250 for each Board of Directors meeting attended telephonically. Each non-employee Director will also receive $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically. Each Committee Chairman will receive an additional $500 for each committee meeting attended in person and an additional $250 for each committee meeting attended telephonically. Personal attendance or telephonic attendance at informal Board of Directors and committee gatherings will be compensated in the same manner as personal or telephonic attendance at formal Board of Directors and committee meetings, as the case may be. Directors will also be eligible for reimbursement of all reasonable expenses incurred while performing their duties as Directors of Pegasus.

     Non-employee Directors will also receive stock option grants as follows:

•	Options to purchase 20,000 shares of common stock of Pegasus at the closing price on the date immediately preceding election as a Director. These options will vest over a three year period, with 1/12 of the option shares vesting each quarter during the Director’s term of office, and will have a ten-year term;

•	An additional grant of 8,000 option shares at the closing price of the stock on the day preceding each subsequent anniversary date of election to office. These options will vest 25% each quarter during the Director’s term of office, vesting in full in one year, and will have a ten-year term; and

•	Such additional grants as may be awarded at the discretion of the Compensation Committee of the Board of Directors of Pegasus (“Compensation Committee”).

     During 2005, non-employee members of the Audit Committee of the Board of Directors of Pegasus will receive annual retainer fees of $5,000 per member and $10,000 for the Chairman.

     All compensation stated above is subject to amendment at the discretion of the Compensation Committee.